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                                                                    EXHIBIT 10.1

                              Amended and Restated
                        Split-Dollar Insurance Agreement

     THIS AGREEMENT is amended and restated in its entirety this 14th day of December 1994 by and between MicroAge, Inc., a Delaware corporation (the "Company"), and Jeffrey D. McKeever (the "Executive");

     WHEREAS, the Company has agreed to increase the death benefit to the Executive during the term of his employment with the Company from $2,000,000 to $3,000,000; and

     WHEREAS, the Company and the Executive agree that this death benefit will be provided under two life paid up at age 65 policies (collectively hereinafter referred to as the "Policy") issued by the Northwestern Mutual Life Insurance Company (the "Insurer") and which are described on Schedule A attached hereto; and

     WHEREAS, the Company shall receive the Policy Cash Value (as defined herein) or the face value of the Policy in excess of $3,000,000 in the event the Executive incurs a Substantial Risk of Forfeiture (as defined herein); and

     WHEREAS, the Company has also agreed to provide the Executive with retirement benefits which will accrue annually under and in accordance with the Supplemental Executive Retirement Plan of MicroAge, Inc. (the "SERP") during the period of his employment under the Employment Agreement; and

     WHEREAS, this Agreement is being entered into pursuant to Section 2.4 (a) of the Employment Agreement dated as of October 21, 1992, by and between the Company and Executive ("Employment Agreement"). Terms not otherwise defined herein shall have the meanings attributed to them in the Employment Agreement;

     NOW, THEREFORE, effective as of the date hereof, the Company and the Executive agree as follows:

                                   SECTION 1
                         ISSUANCE, OWNERSHIP, PREMIUMS

     The Insurer shall issue the Policy to the Executive, who shall own the Policy, subject to the Company's rights recited hereinafter. The Company shall pay all required annual premiums of at least $192,000 during the term of the Policy, but not after death, Retirement, Total Disability or other termination of employment of the Executive under the Employment Agreement. The Executive agrees to report taxable income attributable to the Policy as required under applicable rulings of the Internal Revenue Service. The total death benefit under the Policy shall be of whatever amount is selected by the Company, so long as the proceeds of the Policy are at least adequate to pay Executive's designated beneficiary the $3,000,000 death benefit. The Policy shall be dividend-bearing, and the dividends shall be used to purchase additional amounts of paid-up life insurance on the Executive's life. Neither an insured amount in excess of the $3,000,000 nor the additional amounts provided by application of dividends shall expand the Company's obligation to provide the stated death benefit of $3,000,000. Photostatic copies of the Policy, including the policy application therefor, shall be attached as exhibits to this Agreement. During the term of this Agreement, the Company will not exercise nor withhold its consent to the exercise by Executive of any rights, privileges or options conferred by the terms of the Policy of the Insured other than the right to borrow (which shall require the prior written consent of the Company) against the aggregate cash value in the Policy (subject to the rights of the Company as set forth herein). With the prior written consent of the Executive, the Company may borrow against the aggregate cash value in the Policy.

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                                   SECTION 2
                                     DEATH

     The Policy shall be appropriately endorsed to provide that at the death of the Executive his designated beneficiary shall be paid $3,000,000 and the excess of the policy proceeds shall be paid to the Company.

                                   SECTION 3
                             POLICY CASH VALUE AND
                         SUBSTANTIAL RISK OF FORFEITURE

     For all purposes of this Agreement, the term "Policy Cash Value" shall mean the lesser of (i) the aggregate premiums paid by the Company or (ii) the total cash value of the Policy on the date the Policy Cash Value is determined. For all purposes of this Agreement, "Substantial Risk of Forfeiture" means (i) in the event of Executive's death prior to age 65, the death proceeds of the Policy in excess of $3,000,000; (ii) in the event of Executive's Total Disability, the Policy Cash Value; and (iii) in the event of Executive's termination of employment for any reason other than death or Total Disability, the excess, if any, of the Policy Cash Value over the Company's obligation to Executive under the SERP determined as of Executive's termination of employment.

                                   SECTION 4
                                RETIREMENT, ETC.

     At the Executive's age 65 (or earlier termination of his employment under the Employment Agreement by the Company other than for death or Total Disability), the Policy Cash Value shall be applied to reduce the Company's obligation to the Executive under the SERP, provided that if the Policy Cash Value exceeds the Company's obligations under the SERP, the Company shall be paid the excess. Nothing herein shall relieve the Company of the balance of its obligation, if any, under the SERP if the Policy Cash Value is inadequate to provide the SERP benefit.

     The Company shall receive its value, if any, in cash and the Policy shall become solely the property of the Executive. Any cash value in excess of the Policy Cash Value shall be the property of the Executive.

                                   SECTION 5
                                  DISABLEMENT

     Because the Company and the Executive have made provision for disability income to the Executive pursuant to the Employment Agreement, the Executive is not entitled to any SERP benefit upon Total Disability. Accordingly, Total Disability of the Executive prior to age 65 shall be treated hereunder as a termination, and the Policy Cash Value shall be forfeited and returned to the Company.

                                   SECTION 6
                             COLLATERAL ASSIGNMENT

     Notwithstanding that the Executive is the owner of the Policy, the Company has certain rights thereto as provided herein. The Executive has a right to
(i) $3,000,000 in death proceeds if he dies prior to his termination of employment, (ii) to so much of the Policy Cash Value as equals his accrued retirement benefit under the SERP and (iii) any cash value in excess of the Policy Cash Value. So much of the Policy proceeds upon Executive's death as exceeds $3,000,000 shall be paid by the Insurer to the Company, so much of the Policy Cash Value, if any, as exceeds the Company's obligation to Executive under the SERP shall be paid by the Insurer to the Company, and, upon Executive's Total Disability, the Policy Cash Value shall be paid by the

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Insurer to the Company.  These rights of the Company shall be written into a collateral assignment of the Policy, which shall be executed by the Executive, delivered to the Company and made a part of this Agreement.

                                   SECTION 7
                                 MISCELLANEOUS

     (1) This Agreement shall terminate at termination of the Executive's employment under the Employment Agreement.

     (2) This Agreement may be amended only in a writing signed by the Company and the Executive. Executive agrees not to amend the Policy without the written consent of the Company.

     (3) This Agreement shall be construed in accordance with the laws of the State of Arizona.

     (4) If any provision hereof is deemed unenforceable, said provision shall be interpreted in a manner which approximates the desired outcome. The unenforceability of any provision hereunder shall not affect the other provisions hereunder.

     (5) This Agreement may not be assigned by either party without the consent of the other, except that a corporate successor to the Company may accede to the Company's rights and obligations hereunder.

     (6)  Except as otherwise expressly provided for herein, the provisions of
Section 7 of the Employment Agreement are incorporated herein and made a part hereof.

     (7) The Insurer shall be bound only by the provisions of any endorsements on the Policy, and any payments made or action taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. Except as specifically provided by endorsement on the Policy, it shall in no way be bound by the provisions of this Agreement.

                                   SECTION 8
                              FIDUCIARY PROVISION

     (1) The party designated as the "named fiduciary" for the Split-Dollar Plan established by this Agreement shall have the authority to control and manage the operation and administration of such plan provided, however, the Insurer shall be the fiduciary of the plan solely with regard to the review and final decision on a claim for benefits under its Policy as provided in Section 9 Claims Procedure, set forth below.

     (2) The Fiduciary may allocate his responsibilities for the operation and administration of the Split-Dollar Plan, including the designation of persons to carry out fiduciary responsibilities under any such plan. He shall effect such allocation of his responsibilities by delivering to the Company a written instrument signed by him that specifies the nature and extent of the responsibilities allocated, including, the persons who are designated to carry out these fiduciary responsibilities under the Split- Dollar Plan, together with a signed acknowledgement of their acceptance.


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                                   SECTION 9
                                CLAIMS PROCEDURE

     The following claims procedure shall apply to the Split-Dollar Plan:

     (1) The beneficiary of such Policy shall make a claim for the benefits provided under the Policy in the manner provided in the Policy.

     (2) With respect to a claim for benefits under said Policy, the Insurer shall be the entity which reviews and makes decisions on claim denials.

     (3) If a claim is wholly or partially denied, notice of the decision, meeting the requirements of subparagraph (4) below, shall be furnished to the claimant within a reasonable period of time after the claim has been filed.

     (4) The Insurer shall provide to any claimant who is denied a claim for benefits, written notice setting forth in a manner calculated to be understood by the claimant, the following:

           (a)  The specific reasons for the denial;

           (b) Specific reference to the pertinent Policy or plan provisions on which the denial is based;

           (c) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

           (d) An explanation of the plan's claim review procedure, as set forth in paragraphs (5) and (6) below.

     (5) The purpose of the review procedure set forth in this paragraph and in paragraph (6) below, is to provide a procedure by which a claimant under the Split-Dollar Plan may have a reasonable opportunity to appeal a denial of a claim for a full and fair review. To accomplish that purpose, the claimant or his duly authorized representative:

           (a)  May request a review upon written application to the Insurer;

           (b)  May review pertinent plan documents or agreements; and

           (c)  May submit issues and comments in writing.

A claimant (or his duly authorized representative) shall request a review by filing a written application for review at any time within sixty (60) days after receipt by the claimant of written notice of the denial of his claim.

     (6) A decision on review of a denial of a claim shall be made in the following manner:

           (a) The decision on review shall be made by the Insurer, which may in its discretion hold a hearing on the denied claim. The Insurer shall make its decision promptly, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not alter than one hundred twenty
(120) days after receipt of the request for review.

           (b) The decision on review shall be in writing and shall include specific reasons for the decisions, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Policy or plan provision on which the decision is based.


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     IN WITNESS WHEREOF, the Company and the Executive have executed this
Amended and Restated Agreement on this 14th day of December 1994, at Tempe, Arizona.


By: /s/ Jeffrey D. McKeever
-------------------------------
     Jeffrey D. McKeever
      ("Executive")

MICROAGE, INC.
("Company")

By: /s/ Curtis J. Scheel
-------------------------------
Name:  Curtis J. Scheel
Title: Vice President-Treasurer





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                                   SCHEDULE A


     FACE AMOUNT:           $3,451,913

     POLICY NUMBERS:        12329147
                            12442966

     PLAN OF INSURANCE:     THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY LIFE
                            PAID UP AT 65.




                             COLLATERAL ASSIGNMENT

Under Policy Numbers 12329147 and 12442966 (the "Policy")
Issued by the Northwestern Mutual Life Insurance Company
Policy Owner and Insured:  Jeffrey D. McKeever

     In compliance with the Employment Agreement dated as of October 1, 1992, executed by and between MicroAge, Inc. (the "Company") and Jeffrey D. McKeever (the "Policy Owner") and a split-dollar insurance agreement of even date herewith between the Policy Owner and the Company, Policy Owner hereby agrees to assign the following interests in the Policy to the Company:

     (1) If Policy Owner dies prior to his termination of employment with the Company, The Northwestern Mutual Life Insurance Company ("NML") shall pay any death benefit in excess of $3,000,000 to the Company.

     (2) In the event of the Total Disability of Policy Owner prior to termination of employment with the Company, NML shall pay the policy Cash Value (i.e., the lesser of the total cash value of the Policy or the aggregate amount of premiums paid by the Company) to the Company.

     (3) In the event of Policy Owner's retirement or earlier termination of employment with the Company prior to his death or Total Disability, NML shall pay to the Company the excess, if any, of the Policy Cash Value over the Company's obligation to Policy Owner under the Supplemental Executive Retirement Plan of MicroAge, Inc. ("SERP"). The Company shall notify NML of its aggregate SERP obligation to Policy Owner within thirty days of Policy Owner's retirement or earlier termination of employment with the Company.

     (4) The Policy Owner shall be the owner of the policy, subject to the interests assigned to the Company herein. The Policy Owner alone may exercise all of the rights and privileges specified in the Policy, except neither Policy Owner nor Company may borrow against the aggregate cash value in the Policy without the written consent of both parties.

DATED:  December 14, 1994

/s/ Jeffrey D. McKeever
---------------------------
Jeffrey D. McKeever

MICROAGE, INC.

By: /s/Curtis J. Scheel
---------------------------